                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT


THIS AGREEMENT ("Agreement"), effective as of the 1st day of March, 2001 is made and entered into by and between AtheroGenics, Inc., a Georgia corporation (hereinafter called "the Employer"), and Russell M. Medford, M.D., a resident of the State of Georgia, (hereinafter the "Executive").

                                   WITNESSETH:

WHEREAS, the Executive is qualified to serve, and has been serving, as President and Chief Executive Officer of the Employer for a period in excess of 4 years in a highly satisfactory manner; and

WHEREAS, the Employer and the Executive mutually desire that the Executive's employment be continued; and

WHEREAS, the Executive and the Employer mutually desire to renegotiate the terms of said employment and to enter into an employment contract which will supersede any prior contracts.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PERIOD OF EMPLOYMENT.

    In exchange for the Compensation, Benefits and Perquisites described in this Agreement, and upon such other terms and conditions hereinafter set forth, the Employer agrees to employ the Executive for the Period of Employment. For purposes of this Agreement, the Period of Employment shall commence as of the effective date of this Agreement and shall consist of a period of three (3) years, unless it is terminated earlier as provided in this Agreement. It is the intention of the parties that upon the second anniversary of the effective date of the Agreement and each anniversary date thereafter, the Period of Employment shall be automatically extended by twelve additional calendar months, unless six
(6) months prior to such date, the Employer shall deliver to the Executive or the Executive shall deliver to the Employer, written notice that the Period of Employment will end at the expiration of the then existing Period of Employment, including any extensions, and will not be further extended except by agreement of the Employer and the Executive.

2.   POSITION AND RESPONSIBILITIES.

    During the Period of Employment, the Executive agrees to serve as the President and Chief Executive Officer of AtheroGenics, Inc. reporting directly to the Board of Directors of the Employer (hereinafter "the Board"), and to perform those functions and duties customarily assigned to individuals serving in the position in which the Executive serves hereunder.

3.   COMPENSATION, BENEFITS AND PERQUISITES.

     (A) BASE SALARY

         In exchange for the performance of his duties and responsibilities hereunder and all other services rendered by the Executive in any capacity to the Employer, the Employer agrees to pay base salary ("Base Salary") to the Executive at a rate of not less than $275,000 per year. For any period thereafter during which this Agreement remains in effect, the Executive's Base Salary shall be reviewed based upon an annual performance appraisal and competitive market conditions and may be increased from time to time by the Employer to reflect the Executive's performance and the Employer's profitability. Once increased, the Base Salary may not be decreased. Base Salary shall be payable according to the customary payroll practices of the Employer.

     (B) INCENTIVE COMPENSATION

         In addition to Base Salary, the Executive shall be eligible to receive such annual incentive compensation ("Incentive Compensation") as shall be determined by the Board. The amount of such Incentive Compensation shall be based upon certain strategic and financial goals, which shall be determined by the Executive and the Board of Directors of the Employer. Such strategic and financial goals and target Incentive Compensation shall be set forth in the Employer's annual budget prior to each year during the term of this Agreement. For the first year of this Agreement, the target annual Incentive Compensation shall be at least $104,500, or 38% of Base Salary. In subsequent years it is anticipated that the target annual Incentive Compensation shall be a similar or greater percentage of Base Salary. Incentive Compensation shall be payable no later than thirty (30) days following the expiration of each year of employment under this Agreement.

     (C) EQUITY COMPENSATION

         The Executive shall be eligible to participate in the Employer's Equity Ownership Plan and receive such awards of stock and/or options thereunder as shall be determined by the Board. The Board will annually grant the Executive stock or stock options the value of which will be equal to 60% or more of the Executive's then Base Salary. Option value, for purposes of the preceding sentence, shall be determined using the Black-Scholes option valuation methodology or a similar method.

     (D) BENEFITS AND PERQUISITES

         During the term of this Agreement, the Executive shall be entitled to participate, under the terms and conditions thereof, in all employee benefit plans or perquisite programs generally available to management personnel of the Employer which may be in effect from time to time during the term of this Agreement; provided, however, that nothing contained herein shall require the Employer to establish, or maintain, any such plan. These benefits are provided in accordance with the provisions of each individual plan and are listed and described on
         Schedule 1 attached hereto.

     (E) DISABILITY COVERAGE

         In addition to the employee benefit plan coverage provided under subsection (d) above, the Executive will be provided with additional long term Disability benefits in an amount such that the total annual long term Disability benefit payable under both this provision and any long-term incentive program or policy maintained by the Employer will be equal to 100% of the Executive's annualized Base Salary immediately prior to the Disability. The Disability benefit provided will be paid from the date of the Disability until the earlier of (i) the Executive's death; (ii) the Executive's attainment of age 65; or (iii) the date when the long-term disability policy benefits terminate pursuant to the terms of that policy.

    The Employer also agrees to provide such other benefits and perquisites under Subparagraph 3(d) for the first two years that the Executive is receiving payments under this Subparagraph 3(e), or until such time as the Executive is eligible to participate in a subsequent employer's benefits program, whichever is sooner. Thereafter, the Executive shall be permitted to participate in the Employer's health benefit program at Executive's expense for such time as the Executive is receiving disability payments.

         For purposes of this Agreement, the term "disability" ("Disability" or "Disabled") has the same meaning as provided in the long-term disability plan maintained by the Employer. In the event of a dispute, the determination of Disability or Disabled shall be made by the Board. In the event that the Executive shall dispute the determination of the Board of Directors as to the Disability of the Executive, the Executive may appeal the determination to a panel of three doctors, one to be selected by the Executive, one to be selected by the Board of Directors and one to be selected by the doctors chosen by the Executive and the Board of Directors. The decision of the panel of doctors shall be final. Any termination for Disability under this Agreement shall not affect the rights, if any, that the Executive may otherwise have under the long-term disability plan the Employer may have in effect at the date of such termination and in which the Executive is then participating.

     (F) REIMBURSEMENT OF BUSINESS EXPENSES

         The Employer will reimburse the Executive for all reasonable and necessary business expenses (including, but not limited to, professional and service organization dues, journal subscriptions and educational seminars, conferences, symposiums and other meetings) and related travel expenses, incurred or expended in connection with the performance of his duties and responsibilities as Executive under this Agreement.

     (G) FINANCIAL PLANNING ASSISTANCE

         The Employer will provide to the Executive a one-time allowance for financial and tax planning assistance a lump sum payment of $25,000. The Employer will pay the professional fees and expenses incurred by the Executive related to the negotiation and finalization of this Agreement, up to the sum of $10,000.00.

     (H) SIGNING BONUS

         The Employer will provide to the Executive a one-time signing bonus of $20,000, payable in a lump sum no later than April 1, 2001.

4.   TERMINATION OF AGREEMENT.

     (A) INVOLUNTARY TERMINATION.

         Except as provided in Subparagraph 4(c), in the event: (i) the Employer provides notice to the Executive of its intent to terminate this Agreement on account of any Involuntary Termination, (ii) the Executive voluntarily terminates as a result of a Constructive Discharge or Change of Control, as defined in Subparagraph 4(e), or (iii) the Executive separates from service with the Employer, as provided in Subparagraph 4(d), as a result of a Disability, as defined in Subparagraph 3(e), then the Employer shall pay the Executive any Base Salary that was earned through the effective date of his termination but which remained unpaid as of that date.

         In addition, the Employer recognizes that the Executive would incur substantial damage to personal and professional reputation in the event of an Involuntary Termination. Consequently, should such Involuntary Termination occur during the Period of Employment, the Employer shall pay to the Executive, as liquidated damages, an amount (the "Severance Amount") equivalent to two times the sum of Executive's then current annualized Base Salary and the pro rata portion of his Incentive Compensation otherwise payable to him for the year in which the Involuntary Termination occurs. One half (1/2) of the Severance Amount shall be paid in a lump sum in cash within thirty (30) days of the date of termination of employment and the remaining one-half (1/2) of the Severance Amount shall be paid in installments over a two (2) year period in the same manner and at the same time that Base Salary would have been paid had this Agreement continued.

         The Employer also agrees to provide the welfare benefit plan benefits as are described in Subparagraph 3(d) and on Schedule 1 attached hereto until the first to occur of (i) the second (2nd) anniversary of the Involuntary Termination, or (ii) the date on which the Executive commences employment with a new employer and receives employee benefits substantially similar to those described on Schedule 1.

         The respective terms and provisions of any other employee benefit or perquisite program not specifically enumerated in Schedule 1 shall control in the case of an Involuntary Termination.

         Except as provided under this Subparagraph (a), as of the effective date of an Involuntary Termination, all other obligations under the Agreement shall cease.

         If the Executive's employment terminates due to an Involuntary Termination, all unvested stock options granted pursuant to the Employer's Equity Ownership Plan (or any successor plans) shall be immediately accelerated.

         (B)  VOLUNTARY RESIGNATION.

     Except in the case of a voluntary resignation which results from a Constructive Discharge or a Change of Control, if the Executive voluntarily resigns from the positions described in Paragraph 2 during the period in which this Agreement is in effect, then the Employer shall pay the Executive any Base Salary which has been earned through the effective date of his termination but which remains unpaid as of that date. No Incentive Compensation will be paid to the Executive following the date of a voluntary resignation. The respective terms and provisions of any other employee benefit or perquisite program shall control in the case of a voluntary resignation.

         Unless otherwise specifically stated in this Agreement, as of the effective date of a voluntary resignation, all obligations under the Agreement shall cease.

         The Executive must notify the Board in writing of his intent to voluntarily terminate employment at least seven (7) days prior to the effective date of such voluntary resignation.

         (C)  TERMINATION FOR CAUSE.

         Notwithstanding any other provision contained in this Agreement, the Employer has the right, at any time, to terminate for "cause", as defined in Subparagraph 4(e), the employment of the Executive under this Agreement. Upon the date of such Termination for Cause, the Employer shall cease making any and all payments of Base Salary, benefits and perquisites under Subparagraph 3(d) or any other benefit referred to in this Agreement, to which the Executive would otherwise be entitled hereunder, except for Base Salary, benefits and perquisites under Subparagraph 3(d) or any other benefit which the Executive has earned and is entitled to through the date of such termination but which remains unpaid (which amounts shall be paid to the Executive as soon as practicable following the termination of the Executive's employment). No Incentive Compensation will be paid to the Executive following the date of a Termination for Cause. The respective terms and provisions of any other employee benefit or perquisite program shall control in the case of a Termination for Cause.

         Unless otherwise specifically stated in this Agreement, as of the effective date of a Termination for Cause, all obligations under the Agreement shall cease.

         (D)  DISABILITY.

    In the event the Executive becomes Disabled at any time during the term of this Agreement, the Employer shall make payments to the Executive in amounts equal solely to those specified in Subparagraph 3(e) and for the time period specified in Subparagraph 3(e) reduced by any amounts received under any disability policy obtained through or maintained by the Employer including any coverage maintained under Subparagraph 3(e) of this Agreement. Such payments shall be paid in the same manner and at the same time that Base Salary would have been paid had this Agreement continued. Notwithstanding the foregoing, the Executive shall be entitled to the pro rata portion of his Incentive Compensation with respect to the year in which he became disabled. Such pro rata portion shall be determined by multiplying (i) the total Incentive Compensation that the Executive would have received in respect of the year of his Disability by (ii) the quotient of the number of days in such year prior to his Disability, divided by 365. Such pro rata Incentive Compensation will be payable at the same time that the full Incentive Compensation would have been payable to the Executive pursuant to Subparagraph 3(b) hereof.

         Except as provided under this Subparagraph and Subparagraph 3(e), as of the effective date of the Disability, all other obligations under the Agreement shall cease.

         (E)  CERTAIN DEFINITIONS.

         "CONSTRUCTIVE DISCHARGE" means the termination of the Executive's employment by the Executive on account of (i) any reduction in the Executive's then-current Base Salary or target annual Incentive Compensation without the consent of the Executive, (ii) any reduction in the level or scope of the job responsibility or status of the Executive occurring without the consent of the Executive or (iii) any relocation to any Employer location which is more than 50 miles from its current location and to which the Executive has not agreed.

         "CHANGE OF CONTROL" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Employer, (ii) the Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, (iii) the Employer shall sell all or substantially all of its assets to another corporation which corporation is not wholly owned by the Employer, or
         (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, or other legal entity shall acquire 50% or more of the outstanding voting securities of the Employer (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934; or (v) individuals who, as of the date hereof, constitute the Board of Directors of the Employer (the "Incumbent Board") cease to constitute at least a majority of the Board as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

         "INVOLUNTARY TERMINATION" means the Executive's (i) involuntary separation from service with the Employer, other than as a result of his death, Disability, voluntary resignation of employment unrelated to a Constructive Discharge or Change of Control, retirement or Termination for Cause, (ii) voluntary separation from service following a Constructive Discharge or Change of Control, or (iii) receipt of notice of the Employer's intent not to extend the Period of Employment as specified in Paragraph 1.

         "TERMINATION FOR CAUSE" means the termination of the Executive's employment as a result of conduct by the Executive amounting to (i) fraud against the Employer, (ii) willful misconduct, repeated refusal to follow the reasonable directions of the Board; (iii) knowing violation of law in the course of performance of the duties of Executive's employment with the

         Employer, (iv) repeated and frequent absences from work without a reasonable excuse, (v) intoxication with alcohol or drugs while on the Employer's premises during regular business hours, or (vi) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty. With respect to (ii) above, Termination for Cause shall not be permitted until after the Executive has been given written notice of his alleged actions described in clause (ii), listing in reasonable specificity such alleged actions, and after the Executive shall have failed to improve such performance within the time period (which shall have been a reasonable time period) specified in such notice.

5.   INDEMNIFICATION.

     The Employer will indemnify the Executive to the fullest extent permitted by applicable laws and regulations in accordance with the Bylaws and Amended and Restated Articles of Incorporation of the Employer. The Employer shall insure and provide a defense to the Executive against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of his good faith execution of his duties as described in Paragraph 2. In the event that the Executive is found to be liable or culpable, in any action, suit or proceeding involving sexual harassment, discrimination or fraud, the Executive will be obliged to repay to the Employer any costs, charges or expenses incurred by the Employer in connection therewith.

6.   CONSOLIDATION, MERGER OR SALE OF ASSETS.

     Nothing in this Agreement shall preclude the Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to another organization which assumes this Agreement and all obligations and undertakings of the Employer hereunder. Upon such a consolidation, merger or sale of assets, the term "the Employer" as used will mean the other organization, and this Agreement shall continue in full force and effect.

7.   ASSIGNMENT.

     The Employer, with the prior written approval of the Executive, shall have the right to assign this Agreement to an affiliate or subsidiary corporation, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns.

     This Agreement provides for the personal services of the Executive. The Executive shall not have the right to assign or transfer any of the rights or benefits hereunder, nor shall they be subject to voluntary or involuntary alienation.

8.   AMENDMENT, MODIFICATION, TERMINATION OR WAIVER.

    The parties hereby irrevocably agree that no attempted amendment, modification, restatement, termination, discharge or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

9.   NON-COMPETITION.

     (A) NONCOMPETITION

         The parties acknowledge and agree that, because of Executive's access to the Trade Secrets and Confidential Information as well as his duties as President and Chief Executive Officer, efforts by Executive to engage in directly competitive activities would cause significant, irreparable harm to Employer. The parties further agree that the relevant competitive market for the Restricted Activities (defined below) is nationwide, and that Employer would be directly and severely harmed by competitive activities anywhere in the United States of America. Therefore, the parties agree that, during his employment and the applicable Restricted Period, except on behalf of the Employer, Executive shall not engage in the Restricted Activities within the United States of America. For purposes of this Paragraph, the "Restricted Activities" shall consist of engaging and performing in or directly or indirectly supervising others in the research, development, marketing or commercialization of pharmaceuticals or biopharmaceuticals used to treat or prevent atherosclerosis, restenosis, asthma, cystic fibrosis, rheumatoid arthritis, or solid organ transplant rejection. For purposes of this Paragraph, the "Restricted Period" shall be one
         (1) year after termination of employment.

     (B) NONSOLICITATION OF CUSTOMERS

         During his employment and for one (1) year thereafter, Executive will not solicit or induce any customer or actively sought prospective customer of Employer, with whom Executive had material contact during the last 24 months of his employment, for the purpose of providing products or services relating to pharmaceuticals or biopharmaceuticals used to treat or prevent atherosclerosis, restenosis, asthma, cystic fibrosis, rheumatoid arthritis, or solid organ transplant rejection.

     (C) NONSOLICITATION OF EMPLOYEES

         During his employment and for one (1) year thereafter, Executive will not hire any employee of Employer, who was employed by Employer at any time during the three (3) month period prior to the date of Executive's termination, and will not solicit, encourage, or induce any such employee to leave the employ of Employer.

     (D) REASONABLENESS OF COVENANTS

         Executive acknowledges and agrees that the covenants in this section are reasonably limited and are necessary to protect the legitimate business interests of Employer. Executive further acknowledges and agrees that he is capable of finding adequate employment and making a living without violating these covenants.

     (E) REMEDIES

         Executive acknowledges and agrees that, in the event of a breach of the above covenants, the harm to Employer would be immediate, significant, and irreparable. Executive agrees that Employer shall be entitled to obtain an injunction to prevent actual or threatened violation of these covenants, and shall not be required to post a bond or other security in order to obtain preliminary or permanent injunctive relief.

     (F) BREACH BY EMPLOYER

         Notwithstanding the foregoing, in the event that the Employer breaches any provision in Paragraphs 3 or 4 hereof with respect to compensation or perquisites owed to the Executive prior to or after termination of his employment, the rights and remedies of Employer under this Paragraph shall be null and void until such breach is cured.

10.  INTELLECTUAL PROPERTY.

     (a) For purposes of this Agreement, the following definitions apply:

         (i) "Trade Secret" means any scientific, technical or non-technical data or information of Employer, without regard to form, including but not limited to, formulas, techniques, processes, procedures, improvements, know-how, patterns, compilations, programs, computer software, devices, methods, techniques, drawings, processes, financial data, financial plans, product or website plans, market feasibility studies, designs and design concepts, documents and manuals related to product plans, designs and design concepts, or lists (whether in written form or otherwise) of actual or potential customers or suppliers, which (i) derive economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this Subparagraph (a) which Employer obtains from another party and which Employer treats as proprietary or designates as trade secrets, whether or not owned or developed by Employer.

         (ii) "Confidential Information" means any data or information, without regard to form, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer, including without limitation, lists of any information about Employer's employees, sales and marketing techniques and information, price lists, pricing policies, Employer's business methods, training and operations materials, and contracts, records and contractual relations with Employer's customers and suppliers. Confidential Information also includes any information described in this Subparagraph (b) which Employer obtains from another party and which Employer treats as proprietary or designates as confidential information, whether or not owned or developed by Employer.

         (iii) Failure to mark any of the Trade Secrets or Confidential Information as confidential shall not affect its status as Trade Secrets or Confidential Information under this Agreement.

     (b) Executive recognizes and acknowledges that Employer is engaged in the business of research, development, marketing and commercialization of pharmaceuticals and biopharmaceuticals used to treat or prevent specific medical conditions, which activities involve the use of skilled experts and the expenditure of substantial amounts of time and money. As a result of such investments of skill, time and money, Employer has developed certain Confidential Information and Trade Secrets, which give Employer significant advantages over its competitors. Due to the nature of Executive's employment with Employer, Executive understands that he has had, and may have in the future, frequent direct and indirect contact with various suppliers, sources and customers of Employer and may be presented with, have access to, and/or participate in the development of both Confidential Information and Trade Secrets. These Trade Secrets and Confidential Information constitute valuable, special and unique assets of Employer and any disclosure thereof contrary to the terms of this Agreement would cause substantial loss of competitive advantage and other serious injury to Employer.

     (c) For the reasons recited in Subparagraph 10(b) above, Executive covenants and agrees that:

         (i) During Executive's employment with Employer and after the termination thereof, whether such termination is at Executive's instance or Employer's, Executive will not, except as expressly authorized or directed by Employer, use, copy, or disclose, or permit any unauthorized person access to, any Trade Secrets belonging to Employer or any third party; and

         (ii) During Executive's employment with Employer and for a period of two (2) years after termination, whether such termination is at Executive's instance or Employer's, Executive will not use, copy, or disclose, or permit any unauthorized person access to, any Confidential Information belonging to Employer or any third party.

         (iii) Upon request of Employer and in any event upon the termination of Executive's employment with Employer, Executive will deliver to Employer all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets in his possession, whether made or compiled by Executive or furnished to Executive by Employer.

         (iv) All inventions, discoveries, developments, designs, Trade Secrets, trademarks, copyrightable subject matter and other proprietary information or work product, whether or not patentable (collectively, "Inventions"), which Executive has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to Employer or relating to any of Employer's actual or anticipated business known to Executive while employed by Employer, or suggested by or resulting from any task assigned to Executive or work performed by Executive for or on behalf of Employer, shall be the exclusive property of Employer. Executive will promptly disclose any and all such Inventions to Employer and will promptly execute and deliver, without requiring Employer to provide any further consideration therefor, such confirmatory assignments, instruments or documents as Employer deems necessary or desirable to vest title thereto in Employer.

     (d) Executive acknowledges that Employer does not wish to incorporate any unlicensed or unauthorized materials into its products or technology. Therefore, Executive agrees that Executive will not knowingly disclose to Employer, knowingly use in Employer's business, or knowingly cause Employer to use, any information or material which is confidential to any third party unless Employer has a written agreement with such third party or Employer otherwise has the right to receive and use such information. Executive will not knowingly incorporate into Executive's work any material, which is subject to the copyrights or patent of any third party unless Employer has a written agreement with such third party or otherwise has the right to receive and use such material.

11.  DISPUTE RESOLUTION.

     Any controversy or claim arising out of or relating to the interpretation or application of this Agreement, or any breach hereof, shall be settled by arbitration in the Fulton County, Georgia area in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof. Notwithstanding this arbitration provision, an action by the Employer for injunctive relief to enforce the restrictive covenants in paragraphs 9 and 10 above may be brought in any court of competent jurisdiction.

     All arbitrations pursuant to this Agreement shall be determined by a single arbitrator if the parties shall agree upon one, or by three arbitrators, one appointed by each party and a third arbitrator appointed by the two arbitrators selected by the parties. All arbitrators would be selected from a panel proposed by the American Arbitration Association. If either party shall fail to appoint an arbitrator within thirty (30) days after it is notified to do so, then the arbitration shall be accomplished by the single arbitrator who was appointed by the other party. Each party agrees to comply with any award made in any such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding. The decision of the arbitrators shall be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes.

     The parties hereto expressly agree to this arbitration provision:

     Initials        Initials
              -----           -----

12.  ENTIRE AGREEMENT.

     This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions expressed or implied, oral or written, except as herein contained. This Agreement shall not operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided, including previously granted stock options, and not expressly provided in this Agreement.

13.  CHANGE IN TAXATION.

     If subsequent to the effective date of this Agreement, there occurs a change in the tax laws, regulations or administrative interpretations which would materially impact the taxation of the benefits hereunder, either party to this Agreement may propose an amendment. Any such proposed amendment shall be subject to Paragraph 8.

14.  PROVISIONS SEVERABLE.

     This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

15.  WITHHOLDING.

     The Employer shall have the right to withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local, and/or other taxes, which the Employer determines, are required to be withheld in accordance with applicable statutes or regulations.

16.  GOVERNING LAW.

     This Agreement shall be construed in accordance with the laws of the State of Georgia and the venue of any dispute or litigation shall be Fulton County.

                             * * * * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                      ATHEROGENICS, INC.

                                  By:  /s/ MICHAEL A. HENOS
                                       ------------------------------

                                  Title: Chairman
                                         ----------------------------

                                  Date: March 8, 2001
                                        -----------------------------

                                  EXECUTIVE:

                                  /s/ RUSSELL M. MEDFORD
                                  -----------------------------------
                                  Russell M. Medford, M.D.

                                  Date: March 6, 2001
                                        -----------------------------

                                   SCHEDULE 1

               Listing and description of Benefits and Perquisites

===============================================================================

                                  ATHEROGENICS
                                LIST OF BENEFITS
                       (description in Employee Handbook)


STOCK OPTIONS-based on performance

MEDICAL AND DENTAL COVERAGE

SECTION 125 FLEXIBLE SPENDING PLAN

401K PLAN

LONG-TERM DISABILITY INSURANCE

LIFE INSURANCE

VACATION

HOLIDAYS

PERSONAL DAYS

SICK LEAVE

DIRECT DEPOSIT